Filed Pursuant to Rule 424(b)(3)
Registration No. 333-236431

Equitable Financial Life Insurance Company

Equitable Financial Life Insurance Company of America

Supplement dated July 2, 2020 to the current variable life and annuity prospectuses

This Supplement updates certain information in the most recent prospectus and statement of additional information you received and in any supplements to that prospectus and statement of additional information (collectively, the ‘‘Prospectus’’). You should read this Supplement in conjunction with the Prospectus and retain it for future reference. Unless otherwise indicated, all other information included in the Prospectus remains unchanged. The terms and section headings we use in this Supplement have the same meaning as in the Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service group referenced in the Prospectus.

The purpose of this Supplement is to provide you with information regarding changes to a portfolio. The portfolio may not be available under your contract or policy. As applicable to your contract or policy, please note the following changes described below.

Changes	to the EQ/Large Cap Core Managed Volatility Portfolio

On or about July 1, 2020, GQG Partners LLC replaced Thornburg Investment Management, Inc. as a Sub-Adviser to the EQ/Large Cap Core Managed Volatility Portfolio. Accordingly, all references to Thornburg Investment Management, Inc. in the Prospectus are replaced with GQG Partners LLC.

Distributed by affiliate Equitable Advisors, LLC and/or for certain contracts co-distributed by affiliate

Equitable Distributors, LLC

Copyright 2020 Equitable Financial Life Insurance Company.

Equitable Financial Life Insurance Company

1290 Avenue of the Americas

New York, NY 10104

212-554-1234

Equitable Financial Life Insurance Company of America

Administrative Office: 525 Washington Blvd.

Jersey City, NJ 07310

212-554-1234

IM-18-20 (7.20)
Global Life/Annuities - Inforce/New Biz	Catalog No. 161748 (7.20)
SAR Mail	#56467